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EXHIBIT 21: SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARIES OF PAYCHEX, INC. AS OF MAY 31, 2003

                                              JURISDICTION OF
NAME OF SUBSIDIARIES                           INCORPORATION
--------------------                          ---------------

Advantage Payroll Services, Inc.                Delaware
Business Benefits Administrators, Inc.          Massachusetts
InterPay, Inc. (1)                              Massachusetts
Paychex Agency, Inc.                            New York
Paychex Business Solutions, Inc.                Florida
Paychex Investment Partnership LP (2)           Delaware
Paychex Management Corporation                  New York
Paychex of New York LLC (3)                     Delaware
Paychex North America Inc.                      Delaware
Paychex Securities Corporation                  New York
PXCI Inc.                                       New York
Rapid Payroll, Inc.                             California


     (1)  InterPay, Inc. is 100% owned by Business Benefits Administrators, Inc.
     (2) Paychex Investment Partnership LP is 1% owned by Paychex, Inc. and 99% owned by PXCI Inc.
     (3) Paychex of New York LLC is 100% owned by Paychex Investment Partnership LP

Certain subsidiaries, which considered in the aggregate as a single subsidiary, that would not constitute a significant subsidiary, per Regulation S-X, Article 1, as of May 31, 2003, have been omitted from this exhibit.